Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 3, 2016 with respect to the consolidated financial statements included in the Annual Report of Eclipse Resources Corporation on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said report in the Registration Statements of Eclipse Resources Corporation on Form S-8 (File No. 333-197207, effective July 2, 2014), Form S-3 (File No. 333-202037, effective September 1, 2015), and Form S-3 (File No. 333-206308, effective September 29, 2015).

/s/ GRANT THORNTON LLP

Cleveland, Ohio

March 3, 2016